Exhibit 10.16

EXECUTION COPY

SUPPLEMENT AND AMENDMENT NO. 1 TO ACQUISITION AGREEMENT

By and between

ASIAINFO HOLDINGS, INC.

as Purchaser

and

LENOVO GROUP LIMITED

as Seller

Dated as of October 1, 2004

SUPPLEMENT AND AMENDMENT NO. 1 TO ACQUISITION AGREEMENT

This Supplement and Amendment No. 1 to Acquisition Agreement (this “Supplement”), dated as of October 1, 2004, is made and entered into by and among AsiaInfo Holdings, Inc. (“Purchaser”), a corporation organized and existing under the laws of the State of Delaware of the United States, on behalf of itself and the Purchasing Subsidiaries, and Lenovo Group Limited (“Seller”), a company organized and existing under the laws of Hong Kong, on behalf of itself, Lenovo Holdings Limited a company organized and existing under the laws of the PRC, and the Selling Subsidiaries.

WHEREAS, Seller and Purchaser entered into an Acquisition Agreement dated as of July 27, 2004 (hereinafter the “Acquisition Agreement”);

WHEREAS, pursuant to Section 2.15 of the Acquisition Agreement, Seller and Purchaser have determined to structure part of the acquisition of the Assets as contemplated by the Acquisition Agreement in the manner set forth herein;

WHEREAS, Seller and Purchaser have reached other supplemental understandings and agreements regarding the acquisition of the Assets, which they wish to memorialize herein;

WHEREAS, Seller and Purchaser wish to make certain amendments to the Acquisition Agreement, as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Supplement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to supplement and amend the Acquisition Agreement as follows:

SECTION 1

DEFINITIONS, REFERENCES AND INTERPRETATION

1.1 All capitalized terms used in this Supplement shall, unless otherwise defined herein, have the same meanings ascribed to such terms in the Acquisition Agreement.

1.2 The definition of “Transaction Documents” as used herein and in the Acquisition Agreement shall be amended by (i) deleting the term “Note” and (ii) adding the terms “Forward Contract”, “Asset Transfer Agreement”, “Patent Assignment Agreement”, “LCSTSL Beneficial Ownership Agreements” and “LWY Beneficial Ownership Agreements” to the list of documents included in such defined term.

1.3 The principles of interpretation set out in Section 1.3 of the Acquisition Agreement shall apply hereto with the same effect as if set out in this Supplement.

1.4 In the case of any inconsistency or conflict between the provisions in this Supplement and any provision in the LCSTSL Beneficial Ownership Agreements or the LWY Beneficial Ownership Agreements, the provisions in this Supplement shall prevail.

1.5 Upon execution of this Supplement, each reference in the Acquisition Agreement to (i) “this Agreement”, “herein”, “hereof”, “hereunder” or words of similar import shall mean, and be a reference to, the Acquisition Agreement as supplemented and amended by this Supplement and (ii) the “Transaction Documents” shall mean, and be a reference to, “Transaction Documents” as amended by this Supplement.

1.6 As used in this Supplement, the following terms shall have the following meanings:

“Asset Transfer Agreement” means an asset transfer agreement to be entered into on the Closing Date by and between LBL and Purchaser or an Affiliate of Purchaser.

“Bonson” means Bonson Information Technology Limited, a company organized and existing under the laws of the British Virgin Islands.

“BVI Holdco” means a direct or indirect wholly-owned subsidiary of Seller incorporated in the British Virgin Islands.

“Foundational Patent” means an Excluded Intellectual Property that is a patent that has been adopted or will be adopted into a technical standard by an international or governmental authority or association (e.g., IGRS, Trusted PC or UPnP), or an official authority for setting technical standards for an industry.

“Government Application Services Business” means the IT services businesses as conducted by the government application services division of Seller on the Closing Date.

“Han Minority Shareholders” means Vision On-line Limited, Starling Technology Limited and UF International Holdings, Ltd., each a company organized and existing under the laws of the British Virgin Islands.

“Han Shareholders’ Agreement” means the Shareholders’ Agreement dated May 10, 2002 by and among LIAL and the Han Minority Shareholders.

“HMCL Loan Agreements” means, collectively, the loan agreements dated June 15, 2002, November 25, 2002 and May 19, 2004, by and between Han Consulting as lender and HMCL as borrower for loans of up to US$1.71 million, HK$30 million and HK$20 million, respectively.

“IT System Operation Services Business “ means the IT services businesses as conducted by the IT system operation services division of Seller on the Closing Date.

“LAI” means Lenovo-AsiaInfo Technologies, Inc. a company organized and existing under the laws of the PRC.

“LCSTSL Beneficial Ownership Agreements” means the LCSTSL Power of Attorneys, the LCSTSL Exclusive Business Cooperation Agreement, the LCSTSL Equity Transfer Arrangement Agreement and the LCSTSL Share Pledge Agreement.

“LCSTSL Beneficial Ownership Period” means the period from the Closing Date to the date on which the LCSTSL Equity Transfer is effectuated.

“LCSTSL Event of Default” means the occurrence of any one of the following events:

(1) a material breach by LCSTSL of any law or regulation of the PRC which has not been remedied within the grace period (if any) provided under such law or regulation, provided such breach is not caused by Seller, LHL or any of their respective Subsidiaries, or any of the transactions contemplated by the Acquisition Agreement or this Supplement;

(2) LCSTSL’s incurring, as determined under PRC GAAP, a cumulative net loss of more than RMB50 million as of the end of any calendar year during the LCSTSL Beneficial Ownership Period, calculated from the Closing Date, through and including the last day of the calendar year in which such determination is made, provided that such net loss is not caused by the breach by Seller, LHL or any of their respective Subsidiaries of any of their respective obligations under the Acquisition Agreement, this Supplement or the Transaction Documents; or

(3) LCSTSL’s engaging in a business other than the Security Services Business, the Government Application Services Business or the IT System Operation Services Business, provided that LCSTSL shall only engage in the Government Application Services Business and the IT System Operation Services Business for a period of one year following the Closing Date to the extent the operation of such business requires the Information System Integration Qualification held by LCSTSL, any of the Security Business Permits in category (vii) of the definition of “Security Business Permit” held by LCSTSL or LHL, or to the extent PRC law or regulation requires that such business be operated by a domestic PRC company, and provided, further, that, if at the end of such one year period (the “Original Period”) LAI has not obtained the Information System Integration Qualification despite its best efforts to obtain such permit, Seller and Purchaser shall negotiate in good faith (1) on or prior to the last day of the Original Period to extend such period for an additional year (the “Extended Period”) and, (2) on or prior to the last day of Extended Period (if applicable), to extend such period for an additional year, in each case, based on the development of LCSTSL’s business at that time and whether the operation of LCSTSL’s business in the upcoming one year period will require the Information System Integration Qualification.

“LWY” means a company to be established by LHL and certain natural persons designated by Purchaser under the laws of the PRC, in accordance with the terms hereof.

“LWY Beneficial Ownership Period” means the period from the Closing Date to the date on which the LWY Equity Transfer is effectuated.

“LWY Beneficial Ownership Agreements” means the LHL Loan Agreement, the LHL Power of Attorney, the LWY Exclusive Business Cooperation Agreement, the LWY Equity Transfer Arrangement Agreement and the LWY Share Pledge Agreement.

“LWY Event of Default” means the occurrence of any one of the following events:

(1) a material breach by LWY of any law or regulation of the PRC which has not been remedied within the grace period (if any) provided under such law or regulation, provided such breach is not caused by Seller, LHL or any of their respective Subsidiaries, or any of the transactions contemplated by the Acquisition Agreement or this Supplement;

(2) LWY’s accumulating, as determined under PRC GAAP, a shareholders’ deficit as of June 30th or December 31st of any calendar year, on or after the date on which LWY is established by LHL, provided that LAI may at its sole discretion at any time inject additional capital into LWY through the LWY Minority Loan Agreement and the LHL Loan Agreement to prevent such default, and provided, further, that such shareholders’ deficit is not caused by a breach by Seller, LHL or any of their respective Subsidiaries of any of their respective obligations under the Acquisition Agreement, this Supplement or the Transaction Documents; or

(3) LWY’s engaging in a business other than the Security Services Business, the Government Application Services Business or the IT System Operation Services Business, provided that LWY shall only engage in the Government Application Services Business and the IT System Operation Services Business to the extent the operation of such business requires any of the Security Business Permits held by LWY or LHL, or to the extent PRC law or regulation requires that such business be operated by a domestic PRC company.

“Patent Assignment Agreement” means a patent assignment agreement to be entered into on the Closing Date by and between LBL and Purchaser or an Affiliate of Purchaser.

“Security Services Business” means the portion of the Business operated by the Security Services Division.

1.7 Other terms defined are in the other parts of this Supplement indicated below:

“Acquisition Agreement”	preamble
“Effective Date”.	16
“Forward Contract”	2.1
“Goldfame”.	3.2(a)
“Han Bank Account”	3.2(d)
“Han Distribution”.	3.2(e)
“Han Restructuring”.	3.1
“HMCL Loan Consideration”.	3.2(d)
“LCSTSL Beneficial Ownership Transfer”	4.1
“LCSTSL Equity Transfer”.	4.1(d)
“LCSTSL Equity Transfer Arrangement Agreement”.	4.1(d)
“LCSTSL Exclusive Business Cooperation Agreement”.	4.1(b)
“LCSTSL Power of Attorneys”.	4.1(a)
“LHL Loan Agreement”.	5.1
“LHL Power of Attorney”.	5.2(a)
“LWY Beneficial Ownership Transfer”.	5.2
“LWY Equity Transfer”.	5.2(d)
“LWY Equity Transfer Arrangement Agreement”.	5.2(d)
“LWY Exclusive Business Cooperation Agreement”.	5.2(b)
“LWY Minority Loan Agreement”.	5.1
“LWY Minority Shareholders”.	5.1
“LWY Purchase Notice”	5.2(d)
“MII”.	4.1(d)
“New Business Permits”	2.2(s)
“Onshore Han Transfer”	3.2(a)
“Purchaser”	preamble
“Restructuring Documents”.	3.2
“Restructuring Tax”	11.1
“Restructuring Tax Cost”	11.1
“Security Services Contracts”	4.2
“Seller”	preamble
“Supplement”	preamble

SECTION 2

FORWARD CONTRACT; OTHER AMENDMENTS

2.1 Forward Contract. As further described in this Section, in lieu of issuing the Note as contemplated in Section 2.5(a) of the Acquisition Agreement, Purchaser shall cause its Subsidiary, Bonson, to enter into a forward contract (the “Forward Contract”) with LIAL at Closing. A form of the Forward Contract is attached hereto as Exhibit A. Under the Forward Contract, Bonson shall agree to provide for the forward payment of part of the Purchase Price for the Assets and settle such payment within 12 months following the Closing Date by delivery of a certain number of duly authorized, validly issued, fully paid and nonassessable AsiaInfo Shares to LIAL, pursuant to the terms and conditions set forth in the Forward Contract.

2.2 Amendments. The following amendments shall be made to the Acquisition Agreement.

(a) The definitions of “Conversion Amount” and “Conversion Date” in Section 1.1 of the Acquisition Agreement shall be deleted in their entirety and the following definitions shall be added to that Section:

“Settlement Amount” means RMB260 million, subject to any adjustments required pursuant to Section 2.10(f), 2.11(c), or as otherwise specifically provided in this Agreement.”

“Settlement Date” means any Business Day during the 12-month period following the Closing Date on which Purchaser determines, in its sole and absolute discretion, to pay the Settlement Amount by delivery of a certain number of duly authorized, validly issued, fully paid and nonassessable AsiaInfo Shares to LIAL, pursuant to the terms and conditions set forth in this Agreement and in the Forward Contract”.

(b) The definition of “Subsidiary” in Section 1.1 of the Acquisition Agreement shall be amended by adding the following sentence to the end of such definition:

“For the avoidance of doubt, LCSTSL and LWY shall be deemed a Subsidiary of Purchaser after the Closing Date.”

(c) The following definitions shall be added to Section 1.1 of the Acquisition Agreement:

“Related Vertical Business” means the provision by Purchaser or its Subsidiaries after the Closing Date of products (other than personal computers and mobile phone handsets) and services (other than hardware services) offered by the Non-Telecommunications Business prior to the Closing Date to public utilities or to the defense industry

“Security Business Permits” means the following categories of Business Permits from the relevant PRC Governmental Authorities:

(i) Sales License of Specialized Products for Computer Information System Security issued by the Public Information Network Security Monitoring Bureau of Ministry of Public Security

(ii) Product Model Certificate of China Information Security Products Assessment and Certification Centre issued by China Information Security Products Assessment and Certification Centre

(iii) Secret-related Information System Product Test and Examination Certificate or New Product Assessment Certificate issued by the Secret-related Information System Security and Confidentiality Assessment Centre of the National Administration for Protection of State Secrets

(iv) Military Information Security Product Certification Certificate issued by Information Security Assessment and Certification Centre of the People’s Liberation Army of China

(v) Software Enterprise Certificate and Software Product Copyright Certificate issued by the Ministry of Information Industry, the Ministry of Science and Technology and China Software Industry Association

(vi) Certificate of Designated Unit for Production of Commercial Crypto-Goods Sales License for Commercial Crypto-Goods and a product certification substantially similar to the SJW44 Network Cryptographic Facility Identification Certificate each issued by the General Office of the State Cipher Administration Committee and

(vii) Computer Information System Integration Concerning State Secrets Qualification Certificate issued by the National Administration for Protection of State Secrets

(d) References to “Conversion Shares” and “Note” in Section 1.2 of the Acquisition Agreement shall be deleted and replaced by the terms “Forward Contract Shares” and “Forward Contract”, respectively.

(e) Exhibit A to the Acquisition Agreement shall be replaced in its entirety with Exhibit A to this Supplement.

(f) Exhibit E to this Supplement (Schedule of the Security Business Permits) shall be deemed to be attached to the Acquisition Agreement as Exhibit E.

(g) Section 2.5(a) of the Acquisition Agreement shall be deleted in its entirety and replaced with the following:

“(a) Subject to any adjustments required pursuant to Section 2.10, the purchase price (the “Purchase Price”) for the Assets shall be payable by (i) delivery of a number of AsiaInfo Shares having an aggregate Market Value of RMB40 million (the “Initial Shares”) on the Closing Date, (ii) the execution and delivery by Bonson of a Forward Contract (the “Forward Contract”) that shall require Bonson to deliver to LIAL, as counterparty thereto, a number of AsiaInfo Shares having an aggregate Market Value on the Settlement Date equal to the Settlement Amount, (iii) the Earn-Out Payment, if any, (iv) the assumption by Purchaser of the Assumed Liabilities, and (v) payment by Bonson or LAI of RMB100 in cash in respect of each company 80% or more of the voting shares of which will be beneficially owned by Purchaser or its Affiliates at Closing. A form of the Forward

Contract is attached hereto as Exhibit A. The Initial Shares and the Earn-Out Payment shall be paid by, or at the direction of, Bonson to Seller (or a Selling Subsidiary designated by Seller).”

(h) Section 2.8(a) of the Acquisition Agreement shall be deleted in its entirety and replaced with the following:

“(a) a letter of instruction to the transfer agent of Purchaser to deliver to, and in the name of, LIAL, share certificates representing the Initial Shares;”

(i) Section 2.9(i) of the Acquisition Agreement shall be deleted in its entirety.

(j) Section 2.10(a) of the Acquisition Agreement shall be deleted in its entirety and replaced with the following:

“(a) As promptly as practicable following the Closing Date, but in no event more than 90 days following the Closing Date, with the reasonable cooperation and assistance of Seller, Purchaser will prepare and deliver to Seller a pro forma balance sheet as of the Effective Date (the “Effective Date Balance Sheet”) setting forth the Assets and the Assumed Liabilities (except for liabilities described in Section 2.6) that shall be prepared in accordance with U.S. GAAP and in accordance with Section 2.10(b) below (to the extent any provision of Section 2.10(b) is inconsistent with U.S. GAAP, the Effective Date Balance Sheet shall be consistent with Section 2.10(b), and not, to the extent set forth in Section 2.10(b), U.S. GAAP), as if the Effective Date were the end of a fiscal year and as if the Effective Date Balance Sheet were the balance sheet of a Person whose only assets and liabilities were the Assets and Assumed Liabilities. As used herein, “Effective Date Net Assets” means the amount determined by subtracting from the aggregate amount of the Assets reflected on the final Effective Date Balance Sheet, the aggregate amount of the Assumed Liabilities reflected on the final Effective Date Balance Sheet, as determined pursuant to this Section 2.10.”

(k) Section 2.10(f) of the Acquisition Agreement shall be deleted in its entirety and replaced with the following:

“(f) Upon the final determination of the Effective Date Balance Sheet, if the Effective Date Net Assets are less than RMB101,000,000, then (i) in the event the Settlement Date has not yet occurred prior to such final determination, the Settlement Amount shall be reduced by an amount equal to such difference, or (ii) in the event the Settlement Date has occurred prior to such final determination, Seller shall, within 5 Business Days of such final determination, return to Purchaser, AsiaInfo Shares having a Market Value as of the Settlement Date equal to the amount by which the Effective Date Net Assets are less than RMB101,000,000.”

(l) Section 2.11(a) of the Acquisition Agreement shall be deleted in its entirety and replaced with the following:

“(a) Settlement. Pursuant to the terms and conditions of the Forward Contract, on the Settlement Date, the Settlement Amount shall be paid in full through delivery by Bonson of a number of duly authorized, validly issued, fully paid and nonassessable AsiaInfo Shares (the “Forward Contract Shares”) equal to the Settlement Amount divided by the Market Value of the AsiaInfo Shares on such date; provided, however, that the aggregate number of AsiaInfo Shares to be delivered shall not exceed 4,498,130 shares (the “AsiaInfo Share Cap”). The AsiaInfo Share Cap shall be subject to proportionate adjustment in the event of share splits, share combinations, or share dividends by Purchaser.”

(m) Section 2.13 of the Acquisition Agreement shall be amended by replacing the words “the conversion of the Note” with the words “calculating the number of AsiaInfo Shares to be delivered under the Forward Contract” in the first sentence of that Section.

(n) Section 2.14 of the Acquisition Agreement shall be amended by replacing the words “On the Conversion Date, Conversion Shares issuable (or deliverable) upon conversion of the Note” with the words “On the Settlement Date, Forward Contract Shares deliverable under the Forward Contract” and replacing the words “for a period of two years” with the words “for a period of up to seven years” in the first sentence of that Section.

(o) Section 5.8(a) of the Acquisition Agreement shall be deleted in its entirety and replaced with the following:

“(a) From the Closing and for five years thereafter, Seller will not, and will cause its Subsidiaries not to, directly or indirectly anywhere in China, (i) engage in, own any equity interest in or invest in any business, part or all of the principal activities of which compete with the Business as conducted prior to the Closing Date or as conducted by a Related Vertical Business of Purchaser or its Subsidiaries after the Closing Date, directly or indirectly in any manner, (ii) solicit, sell or attempt to sell software solutions or services offered by the Business as conducted prior to the Closing Date or as conducted by a Related Vertical Business of Purchaser or its Subsidiaries after the Closing Date, (iii) disclose any confidential or non-public information regarding the Business or the Assets to any third party or (iv) transfer or license any Excluded Intellectual Property (other than a Foundational Patent) to any party enabling such party to engage in a business that competes with the Business as conducted prior to the Closing Date or a Related Vertical Business of Purchaser or its Subsidiaries, directly or indirectly, in any manner; provided, however, that notwithstanding the foregoing (A) the prohibition on ownership of direct or indirect interest in a competing business in this Section 5.8(a) shall not apply to Seller’s or its Subsidiaries’ current equity ownership in the companies set forth in Section 5.8(a) of the Seller Disclosure Schedule as of the date hereof, (B) Seller and its Subsidiaries may own, directly or indirectly, solely as an investment, securities of any Person that are traded on any internationally-recognized securities exchange if Seller (alone or collectively with its Subsidiaries) (1) is not a controlling Person of, or a member of a group that controls such Person and (2) does not, directly or indirectly, own ten percent or more of any class of securities of such Person, (C) nothing in the foregoing clauses shall be construed to prohibit Seller or its Subsidiaries from engaging in repair, maintenance, technical support or general after sales services in connection with any of Seller’s business as conducted on the Closing Date other than the Business, (D) this Section 5.8(a) shall not apply to the Telecommunications Applications Services Division as operated as of the date hereof by the ChinaWeal Group or the Insurance IT Services Division operated as of the date hereof by Lenovo AI, and (E) this Section 5.8(a) shall not be construed to prohibit Seller’s continued employment of the Seconded Employees. With respect to the Telecommunications Applications Services Division of the ChinaWeal Group, Seller agrees that as long as the ChinaWeal Group is, directly or indirectly, a Subsidiary of Seller, in the event there are any activities that would constitute direct or indirect competition between the ChinaWeal Group and any businesses conducted by Purchaser, Seller shall engage in good faith discussions with Purchaser and use reasonable efforts to minimize or avoid such competition.”

(p) Section 5.9 of the Acquisition Agreement shall be amended by adding the following sentence before the last sentence of that Section.

“In the event any income, withholding, value-added, business, turnover or other Tax results from any such payment by Seller or its Affiliates to LAI, Bonson or any of their Affiliates, such Seller or its Affiliates shall pay an additional amount in cash to LAI, Bonson or any of their Affiliates so that the net amount received by LAI, Bonson or any of their Affiliates after Tax (including any Tax imposed in respect of such additional amount) is equal to the amount LAI, Bonson or any of their Affiliates would have received if no such Tax had been imposed.”

(q) Section 5.11(g) of the Acquisition Agreement shall be deleted in its entirety.

(r) Section 5.17(a) of the Acquisition Agreement shall be deleted in its entirety and replaced with the following:

“(a) In respect of the Initial Shares and the Forward Contract Shares, neither Seller nor any of its Subsidiaries (1) will offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, or reduce its economic risks with regard to, any Initial Share or Forward Contract Share, any options or warrants convertible or exercisable into Initial Shares or Forward Contract Shares, or any other securities convertible into, exchangeable for or that represent the right to receive the Initial Shares or the Forward Contract Shares (except, in the case of Forward Contract Shares, for transfer into and out of the Escrow Account pursuant to and in accordance with the Escrow Agreement) or (2) engage in any hedging or other transaction that is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Initial Shares or the Forward Contract Shares, including any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Initial Shares or the Forward Contract Shares or with respect to any security that includes, relates to, or derives any part of its value from the Initial Shares or the Forward Contract Shares (the “Lock-Up”). The term of the Lock-Up shall commence on the Closing Date and end on (i) the fifth anniversary of the Closing Date with respect to Forward Contract Shares representing 5% of the total issued and outstanding AsiaInfo Shares as of the Settlement Date, after giving effect to such settlement (the “Five Year Lock-Up Shares”) and (ii) the second anniversary of the Closing Date with respect to the Initial Shares and the remaining Forward Contract Shares, if any. Notwithstanding the foregoing, in the event that Purchaser enters into a merger, consolidation or acquisition with a competitor of Seller in the business of manufacturing and distributing personal computers and mobile phone handsets whereby such competitor acquires control of Purchaser (a “Seller Competitor Acquisition”), Seller shall be automatically released from this provisions of this Section 5.17(a) with respect to the Forward Contract Shares. For the purpose of this section, “control” means beneficial ownership of more than 20% of the outstanding securities of Purchaser or the right to appoint more than one half of the members of the Purchaser’s board of directors.”

(s) Section 5.20 of the Acquisition Agreement shall be deleted in its entirety and replaced with the following:

“Security Business Permits.

(a) Seller shall cause LHL to establish LWY as soon as practicable after the Closing Date. Until such time as the LWY Equity Transfer has been effectuated, Seller shall cause LHL and its other Affiliates to use their best efforts to assist LWY in obtaining from the relevant PRC Governmental Authorities new Business Permits substantially equivalent to the Security Business Permits utilized by the Seller in connection with the Business (the “New Business Permits”).

(b) If LWY obtains from the relevant PRC Government Authorities, all of the New Business Permits (within the meaning set forth in the last sentence of this Section) on or prior to the third anniversary of the Closing Date, Purchaser and Seller shall jointly instruct the Escrow Agent, within ten Business Days after the last of such New Business Permit has been obtained, to release Escrow Shares having an aggregate Market Value of RMB10 million as of the Settlement Date to LIAL pursuant to Section 4(d) of the Escrow Agreement. For purposes of this Section 5.20(b), LWY shall be deemed to have obtained all of the New Business Permits if (A) in the case of Security Business Permits that are granted on a product-by-product basis, LWY’s updated versions of each of the products set out in Exhibit E has been granted a New Business Permit by the relevant PRC Government Authorities and (B) in the case of Security Business Permits that are granted on corporate basis, LWY has been granted a New Business Permit for each such Security Business Permit set out in Exhibit E by the relevant PRC Governmental Authorities.”

(t) Section 6.2(f) of the Acquisition Agreement shall be deleted in its entirety and replaced with the following:

“at least 85% of the key employees listed on Section 6.2(f) of the Seller Disclosure Schedule (the “Key Employees”) shall have executed and delivered employment agreements with Purchaser or its Affiliates in form and substance satisfactory to Purchaser; provided, however, that the terms and conditions of employment reflected in such agreements shall be no less favorable than the terms and conditions currently enjoyed by such employees with Seller or any of its Subsidiaries, as the case may be.”

(u) Section 6.2(k) of the Acquisition Agreement shall be amended by adding the word “Patent” before the words “Assignment Agreement”.

(v) Section 7.2(b) of the Acquisition Agreement shall be deleted in its entirety and replaced with the following:

“(i) If, at any time prior to the sixth anniversary of the Closing Date, Purchaser exercises its right to acquire the outstanding equity interest of LWY under the LWY Equity Transfer Arrangement Agreement and such transfer results in the invalidation of any of the New Business Permits held by LWY at the time of such transfer within a period of one year from the date of such transfer (either as a result of the failure by LWY within such period to renew such New Business Permit with the relevant PRC Governmental Authorities or the failure by LWY to pass an inspection by the relevant Governmental Authorities to maintain such New Business Permit within such period, despite the best efforts of LWY to renew such New Business Permit or pass such inspection), Seller shall indemnify Purchaser through Purchaser’s withdrawal from the Escrow Account of AsiaInfo Shares in the following amounts:

1) in the case of New Business Permits of the type contemplated in categories (i), (ii), (iii), (iv) or (v) of Exhibit E, AsiaInfo Shares having a Market Value as of the Settlement Date equal to the amount derived from the following formula:

RMB4,000,000 X	A	x	3
	B		10

where:

A = the number of New Business Permits invalidated in such category; and

B = the number of New Business Permits held by LWY in such category immediately prior to the transfer;

2) in the case of New Business Permits of the type contemplated in categories (vi) and (vii) of Exhibit E, AsiaInfo Shares having a Market Value as of the Settlement Date equal to RMB4,500,000 if any one or more of the New Business Permits in such category is invalidated.

(ii) If at any time prior to the sixth anniversary of the Closing Date, LHL transfers its equity interest in LWY to LAI or an Affiliate of LAI by mutual agreement of Seller and Purchaser and such transfer results in the invalidation of any of the New Business Permits held by LWY at the time of such transfer within a period of one year from the date of such transfer (either as a result of the failure by LWY with such period to renew such New Business Permit with the relevant PRC Governmental Authorities or the failure by LWY to pass or inspection by the relevant Governmental Authorities to maintain such New Business Permit within such period, despite the best efforts of LWY to renew such New Business Permit or pass such inspection), Seller shall indemnify Purchaser through Purchaser’s withdrawal from the Escrow Account of AsiaInfo Shares in the following amounts:

1) in the case of New Business Permits of the type contemplated in categories (i), (ii), (iii), (iv) or (v) of Exhibit E, AsiaInfo Shares having a Market Value as of the Settlement Date equal to the amount derived from the following formula:

RMB4,000,000 X	A	x	1
	B		2

where:

A = the number of New Business Permits invalidated in such category; and

B = the number of New Business Permits held by LWY in such category immediately prior to the transfer;

2) in the case of New Business Permits of the type contemplated in categories (vi) and (vii) of Exhibit E, AsiaInfo Shares having a Market Value as of the Settlement Date equal to RMB7,500,000 if any one or more of the New Business Permits in such category is invalidated;

(iii) for the avoidance of doubt, if (1) Purchaser exercises its right to acquire the outstanding equity interest of LWY under the LWY Equity Transfer Arrangement Agreement after the sixth anniversary of the Closing Date or (2) Purchaser is required to purchase the outstanding equity interest of LWY as a result of the occurrence of an LWY Event of Default at any time, in each case, the indemnification provisions of this Section 7.2(b) shall not apply to any subsequent invalidation of any New Business Permit.

(w) All other references in the Acquisition Agreement to “Conversion Amount”, “Conversion Date”, “Conversion Shares”, “Note”, “Closing Date Balance Sheet”, “Closing Date Net Assets” and “Technology License Agreement” shall be deleted and replaced by references to “Settlement Amount”, “Settlement Date”, “Forward Contract Shares”, “Forward Contract”, “Effective Date Balance Sheet”, “Effective Date Net Assets” and “Patent, Copyright and Technology License Agreement”, respectively.

SECTION 3

RESTRUCTURING OF HAN CONSULTING

In order to facilitate the transfer of beneficial ownership of certain of the Assets, Purchaser and Seller have agreed upon the following arrangements with respect to Han Consulting, HMCL and WTITL:

3.1 Equity Transfer. Pursuant to Sections 2.1(p), 2.9(l) and 6.2(h) of the Acquisition Agreement, at the Closing, LIAL shall deliver to Bonson share certificates representing the 51% of the ordinary shares of Han Consulting held by LIAL. Further, LIAL shall cause Han Consulting to undergo the restructuring as set out in Section 3.2 below on or prior to the Closing (the “Han Restructuring”).

3.2 Restructuring. Prior to the Closing, LIAL shall cause Han Consulting and the Han Minority Shareholders to execute and deliver any and all agreements, board resolutions, shareholders’ resolutions and other instruments and documents necessary or desirable (the “Restructuring Documents”), each in form and substance reasonably satisfactory to Purchaser, to effectuate the Han Restructuring as follows:

(a) prior to the Closing, Han Consulting shall (i) establish a wholly-owned subsidiary in the British Virgin Islands, Goldfame Consultants Limited (“Goldfame”) and (ii) obtain the requisite board and shareholders approvals to transfer its 100% and 40% equity interests in HMCL and WTITL, respectively, to Goldfame (the “Onshore Han Transfer”);

(b) on or within two Business Days following the Closing Date, Han Consulting shall submit documentation to the relevant PRC Governmental Authorities to approve the Onshore Han Transfer with respect to HMCL;

(c) on or as soon as practicable following the Closing Date, Han Consulting shall submit documentation to the relevant PRC Governmental Authorities to approve the Onshore Han Transfer with respect to WTITL;

(d) simultaneously with the Onshore Han Transfer, (i) LIAL shall terminate the Han Loan Agreement, release the Floating Charge related thereto and waive its right of repayment under all outstanding loans thereunder, (ii) LIAL shall enter into an agreement to transfer its 51% equity interest in Han Consulting to Purchaser as of the Closing Date in consideration for payment of US$1, and the Han Minority Shareholders shall waive any pre-emptive rights, rights of first refusal, co-sale rights or similar rights they may have under the Han Shareholders’ Agreement, or otherwise, related to such transfer, (iii) the Han Shareholders’ Agreement shall be terminated by the parties thereto, and (iv) Han Consulting shall assign any and all right, title and interest of Han Consulting in the HMCL Loan Agreements and all outstanding loans thereunder to Bonson in consideration for payment of an aggregate amount equal to the Hong Kong dollar equivalent of RMB13 million (the “HMCL Loan Consideration”), which shall be paid to Han Consulting in full on the Closing Date, into a bank account of Han Consulting with respect to which Ms. Ying Han, in her capacity as a member of the board of directors of Han Consulting (effective as of the Closing Date), and Mr. Cheung Wing Chung, shall have joint signatory authority (the “Han Bank Account”); for the avoidance of doubt, no part of the HMCL Loan Consideration, or any interest therein or the proceeds or earnings thereof, shall be included in the Effective Date Net Assets; and

(e) upon the receipt by Han Consulting of the relevant PRC Governmental Authorities’ approval of the Onshore Han Transfer, Han Consulting shall distribute by way of dividend (the “Han Distribution”): (x) to Bonson, 100% of the

outstanding share capital of Goldfame, which at the time of distribution shall own 100% of the registered capital of HMCL and 40% of the registered capital of WTITL, and all of Han Consulting’s right, title and interest in and to any other assets and properties of Han Consulting (other than the HMCL Loan Agreements and the Hong Kong dollar equivalent of RMB13 million in the Han Bank Account), including all such assets reflected in its most recent balance sheet for the year ended as of March 31, 2004; and (y) to the Han Minority Shareholders, an aggregate amount in cash equal to the Hong Kong dollar equivalent of RMB13 million, pro rata in accordance with their proportionate interests in Han Consulting.

3.3 Transfer of WTITL. In the event that the transfer of WTITL to Goldfame has not been effectuated, or the receipt of the relevant PRC Governmental Authorities’ approval relating thereto has not been obtained, by Han Consulting within 45 days following the Closing Date, Purchaser shall have the right, in its absolute discretion, to exclude Han Consulting’s 40% equity interest in WTITL from the Assets being acquired under the Acquisition Agreement and in the calculation of the Effective Date Net Assets in the Effective Date Balance Sheet. If Purchaser exercises the right in the foregoing sentence, it shall use its best efforts to cause Han Consulting or Goldfame, as the case may be, to transfer the 40% equity interest in WTITL to Seller or a Subsidiary designated by Seller as soon as practicable. Notwithstanding anything to the contrary herein, in the event of such transfer of WTITL to Seller, Section 5.8(a) of the Acquisition Agreement shall not apply to Seller’s ownership of such 40% equity interest in WTITL.

SECTION 4

BENEFICIAL OWNERSHIP OF LCSTSL

In order to facilitate the transfer of beneficial ownership of certain of the Assets without undue interruption to the on-going operation of the Business, and in lieu of transferring the entire equity interest of LCSTSL held by LML and LBL to Purchaser on the Closing Date, Purchaser and Seller have agreed upon the following arrangements with respect to LCSTSL:

4.1 Beneficial Ownership of LCSTSL. In lieu of LBL and LML transferring their respective 75% and 25% equity interests in LCSTSL to Purchaser, or a Purchasing Subsidiary designated by Purchaser, as contemplated in Sections 2.1(q), 2.9(m) and 6.2(o) of the Acquisition Agreement, LBL and LML shall enter into a contractual arrangement with LAI, dated as of the Closing Date, whereby LAI shall acquire beneficial ownership of, but not registered title to, LBL’s and LML’s respective 75% and 25% equity interests in LCSTSL (the “LCSTSL Beneficial Ownership Transfer”). Such contractual arrangement shall provide LAI with all of the economic benefits and obligations of owning all of the equity interest in LCSTSL (other than any Excluded Liabilities held by LCSTSL, which, for avoidance of doubt, shall remain the joint and several obligation of, and shall be duly performed by LBL, LML and Seller in accordance with the Acquisition Agreement) as well as the right to control LCSTSL after the Closing. LBL, LML and LCSTSL shall enter into the following LCSTSL Beneficial Ownership Agreements in order to effectuate the LCSTSL Beneficial Ownership Transfer, which shall be dated as of the Closing Date:

(a) LCSTSL Power of Attorneys. Each of LBL and LML shall execute a power of attorney appointing LAI as its exclusive agent and attorney to act on their behalf with respect to all matters concerning their respective shareholdings in LCSTSL (collectively, the “LCSTSL Power of Attorneys”).

(b) LCSTSL Exclusive Business Cooperation Agreement. LCSTSL shall enter into an exclusive business cooperation agreement with LAI whereby LCSTSL shall appoint LAI as its exclusive services provider to provide LCSTSL with complete business support services and consulting services (the “LCSTSL Exclusive Business Cooperation Agreement”) for a fee equal to all of the revenue of LCSTSL.

(c) LCSTSL Share Pledge Agreement. LBL, LML, LCSTSL and LAI shall enter into a share pledge agreement whereby each of LBL and LML shall pledge all of their respective equity interests in LCSTSL to LAI as security for payment of the fee under the LCSTSL Exclusive Business Cooperation Agreement.

(d) LCSTSL Equity Transfer Arrangement Agreement. Seller, LBL, LML and LAI shall enter into an equity transfer arrangement agreement (the “LCSTSL Equity Transfer Arrangement Agreement”) whereby, as promptly as practicable after the earlier of (1) the receipt by LWY of the Information System Integration Qualification (Level I), from the Ministry of Information Industry of PRC (the “MII”), (2) the purchase by LAI or an Affiliate of LAI of all of LHL’s equity interest in LWY pursuant to Section 5.2 below and (3) the occurrence of an LCSTSL Event of Default, Bonson shall purchase, and LBL and LML shall sell, all of the equity interest of LCSTSL for an aggregate consideration of RMB100 (the “LCSTSL Equity Transfer”). Pursuant to the LCSTSL Equity Transfer Arrangement Agreement, at the reasonable discretion of Seller, Seller may effectuate the transfer of the equity interest of LCSTSL to Bonson either (i) through the direct transfer of such equity interest from LBL and LML to Bonson, or (ii) through the transfer to Bonson of all of the outstanding shares of a BVI Holdco established by Seller owning all of the outstanding equity interest in LCSTSL.

4.2 Operation of LCSTSL’s Business Post-Closing. At the Closing, LHL shall, subject to Section 5.2 below, exclusively authorize LCSTSL to operate the Security Services Business and execute contracts related thereto on LHL’s behalf (the “Security Services Contracts”). Such authorization shall remain in effect until the earlier of: (1) October 19, 2011, (2) the receipt by LWY of the Information System Integration Qualification (Level I), from the MII, and (3) the purchase by LAI or an Affiliate of LAI of all of LHL’s equity interest in LWY as contemplated in Section 5.2 below. At the request of any existing or prospective client of LCSTSL, or for the purpose of soliciting or bidding on any projects relating to the Security Services Business, each of LHL and LBL shall provide all requested documentation evidencing LCSTSL’s authorization and qualification to engage in the Security Services Business. The Security Services Business shall continue to be operated by LCSTSL with the services of the relevant Affiliates and Subsidiaries of Seller pursuant to the Procurement Agreement and the Transitional Services Agreement. The working capital for the operation of LCSTSL’s business shall be provided by LAI pursuant to the LCSTSL Equity Transfer Arrangement Agreement. After the Closing, all new contracts of the Business operated by LCSTSL (other than the Security Services Contracts) shall be entered into by LAI to the extent practicable. All Assumed Contracts shall continue to be performed by LCSTSL.

SECTION 5

BENEFICIAL OWNERSHIP OF LWY

In order to facilitate Purchaser’s obtaining the Security Business Permits as contemplated in Section 5.20 of the Acquisition Agreement, Purchaser and Seller have agreed upon the following arrangements with respect to LWY:

5.1 Establishment of LWY. Pursuant to Section 5.20(a) of the Acquisition Agreement, LHL shall, as soon as practicable after the Closing Date, establish LWY as a subsidiary in the PRC, and shall endeavor to obtain from the relevant PRC Governmental Authorities, the New Business Permits in the name of, and on behalf of LWY. LHL shall nominally hold not less than 51% of the equity interest in LWY, and the remaining equity interest shall be held by natural persons designated by LAI (the “LWY Minority Shareholders”). LAI shall enter into a loan agreement with LHL (the “LHL Loan Agreement”) and loan agreements with each of the LWY Minority Shareholders (collectively, the “LWY Minority Loan Agreements”) to fund the respective contributions of LHL and the LWY Minority Shareholders to the registered capital of LWY.

5.2 Beneficial Ownership of LWY. LHL and the LWY Minority Shareholders shall enter into a contractual arrangement with LAI at Closing whereby LAI shall acquire beneficial ownership of, but not registered title to, LHL’s and the LWY Minority Shareholders’ respective 51% and 49% equity interests in LWY (the “LWY Beneficial Ownership Transfer”). Such contractual arrangement shall (i) provide LAI with all of the economic benefits and obligations of owning all of the equity interest in LWY, as well as the right to control LWY after the Closing, and (ii) shall remain effective, subject to Section 5.2(d) below, until the seventh anniversary of the Closing Date. LHL shall enter into the following LWY Beneficial Ownership Transfer Agreements as soon as practicable after the Closing Date with LAI in order to effectuate the LWY Beneficial Ownership Transfer:

(a) LHL Power of Attorney. LHL shall execute a power of attorney appointing LAI as its exclusive agent and attorney to act on its behalf with respect to all matters concerning its shareholdings in LWY (the “LHL Power of Attorney”).

(b) LWY Exclusive Business Cooperation Agreement. LWY shall enter into an exclusive business cooperation agreement with LAI whereby LWY shall appoint LAI as its exclusive services provider to provide LWY with complete business support services and consulting services (the “LWY Exclusive Business Cooperation Agreement”) for a fee equal to all of the revenue of LWY.

(c) LWY Share Pledge Agreement. LHL shall enter into a share pledge agreement whereby LHL shall pledge all of its equity interests in LWY to LAI as security for payment of the fee under the LWY Exclusive Business Cooperation Agreement.

(d) LWY Equity Transfer Arrangement Agreement. LHL shall enter into an equity transfer arrangement agreement (the “LWY Equity Transfer Arrangement Agreement”) with LAI whereby as promptly as practicable after the earlier of (i) the seventh anniversary of the Closing Date, (ii) the occurrence of an LWY Event of Default and (iii) 60 days following the date of the LWY Purchase Notice (as defined below), LAI or an Affiliate of LAI shall purchase, and LHL shall sell, all of LHL’s equity interest in LWY in consideration of the cancellation by LAI of all outstanding loans made to LHL under the LHL Loan Agreement (the “LWY Equity Transfer”). Pursuant to the LWY Equity Transfer Arrangement Agreement, at any time prior to the seventh anniversary of the Closing Date, LAI or an Affiliate of LAI shall have the right to purchase all of LHL’s equity interest in LWY by giving a 60 days prior written notice to LHL (the “LWY Purchase Notice”) setting forth the date of such purchase. Such right shall be exercisable by LAI or an Affiliate of LAI with or without the consent of LHL or Seller. Notwithstanding anything to the contrary herein, Purchaser and Seller agree to cooperate in good faith to effectuate the transfer of all of LHL’s equity interest in LWY to LAI or an Affiliate of LAI as contemplated in this Section in a manner that would minimize their respective tax liabilities arising from such transfer. Notwithstanding anything to the contrary in Section 11.1 below, LHL and LAI agree that any income or withholding tax related to or imposed as a result of the transfer by LHL of all of its equity interest in LWY to LAI or an Affiliate of LAI shall be borne equally by LHL and LAI.

5.3 Operation of LWY’s Business. Upon the receipt by LWY of the Information System Integration Qualification from the MII, LHL shall, subject to Section 4.2 above, exclusively authorize LWY to operate the Security Services Business and execute contracts related thereto on LHL’s behalf. Such authorization shall remain in effect until the earlier of

(i) the date on which LWY obtains all of the New Business Permits and (ii) the date on which the LWY Equity Transfer is effectuated. At the request of any existing or prospective client of LWY or for the purpose of soliciting or bidding on any projects relating to the Security Services Business, LHL shall provide all requested documentation evidencing LWY’s authorization and qualification to engage in the Security Services Business. As part of the development of LWY’s Security Services Business, LHL agrees that LWY may (i) establish a branch or office in the PRC, at any time, without its prior consent, (ii) establish wholly-owned subsidiaries in the PRC, at any time, only with its prior written consent (such consent not to be unreasonably withheld or delayed) and (iii) make an investment in, or merge with, consolidate with or acquire, a business engaged in the Security Services Business only with its prior written consent (such consent not to be unreasonably withheld or delayed).

SECTION 6

[RESERVED]

SECTION 7

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Seller Representations and Warranties. The Seller hereby represents and warrants that:

(a) Goldfame is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite corporate power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as it is now being conducted and as contemplated in this Supplement;

(b) as of the Closing Date, all of the Assets (other than Assets (i) that are owned or held by HICCL, HMCL or WTITL, (ii) that have been transferred to Purchaser or an Affiliate of Purchaser pursuant to the Patent Assignment Agreement or the Asset Transfer Agreement or (iii) that are Assets contemplated in Section 5.9 of the Acquisition Agreement) are owned beneficially and of record by LCSTSL, free and clear of any Encumbrance;

(c) as of the Closing Date, all Intellectual Property used or held for use in the Business (other than Intellectual Property owned by LCSTSL, Han Consulting, HMCL or WTITL, as the case may be) either (i) has been transferred to Purchaser or an Affiliate designated by Purchaser pursuant to the Patent Assignment Agreement or the Asset Transfer Agreement or (ii) has been licensed to Purchaser or an Affiliate designated by Purchaser pursuant to the Trademark License Agreement or the Patent, Copyright and Technology License Agreement. Exhibit A to the Patent Assignment Agreement sets forth a true, complete and accurate list of all Business Intellectual Property that are patents reducible to schedule form (other than such Business Intellectual Property owned by LCSTSL, Han Consulting, HMCL or WTITL, as the case may be). Schedule 1 to the Asset Transfer Agreement sets forth a true, complete and accurate list of all Business Intellectual Property (other than patents and Business Intellectual Property owned by LCSTSL, Han Consulting, HMCL or WTITL, as the case may be). Schedules 2.1.1, 2.1.2 and 2.1.3 to the Patent, Copyright and Technology License Agreement set forth a true, complete and accurate list of all Excluded Intellectual Property; all of the Excluded Intellectual Property listed in Schedule 2.1.2 to the Patent, Copyright and Technology License Agreement are Foundational Patents;

(d) on or prior to the Closing Date, all information and documents requested by Purchaser or Purchaser’s legal or financial advisors that is material to Purchaser or Purchaser’s legal or financial advisors’ due diligence review of the Business have been provided to Purchaser and/or its legal or financial advisors; all such information provided by Seller or any of its Subsidiary is true, accurate and not misleading (except for information that expressly relates to a specified date or time need only be true and accurate as of such specified date or time) and each of such documents provided by Seller or any of its Subsidiary is in full force and effect (except for any document which by its terms has terminated on or prior to the date hereof);

(e) the Restructuring Documents have been duly executed and delivered by each of the parties thereto (other than Bonson) and constitute valid and binding obligations of each of the parties thereto (other than Bonson), enforceable against each of them in accordance with their respective terms;

(f) the Onshore Han Transfer and the Han Distribution have been approved by the board of directors and the shareholders of Han Consulting, and no other corporate or other proceedings on the part of Han Consulting are necessary to authorize the execution and the performance by Han Consulting of the Onshore Han Transfer and the Han Distribution;

(g) the execution and performance by Han Consulting of the Onshore Han Transfer and the Han Distribution will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of Han Consulting, HMCL or WTITL; (ii) result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms, conditions or provisions of any contract or other instrument of any kind to which Han Consulting, HMCL or WTITL is now a party; or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Han Consulting, HMCL or WTITL;

(h) other than approvals from the relevant PRC Governmental Authorities and certain filings or registrations under the laws of the British Virgin Islands with respect to the Han Restructuring, no declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any Governmental Authority or other Person is required to be obtained or made in connection with or as a result of the execution and performance by Han Consulting of the Han Restructuring; and

(i) the representations and warranties set out in Sections 3.2 (Authority; Non-Contravention; Approvals), 3.8(c) (Employee Benefits), 3.9(b) (Employee Matters), 3.12 (c) and (e) (No Violation of Law; Permits), the last sentence of 3.16 (Insurance) and 3.29 (Brokers) of the Acquisition Agreement are true and correct in all material respects as if each reference in those representations and warranties to “this Agreement” or “the Transaction Documents” includes a reference to (a) this Supplement and (b) the Acquisition Agreement, as supplemented and amended by this Supplement.

7.2 Purchaser Representations and Warranties. The Purchaser hereby represents and warrants that the representations and warranties set out in Sections 4.2 (Authority; Non-Contravention; Approvals), 4.3 (Brokers) and 4.6 (Consents and Approvals) are true and correct in all material respects as if each reference in those representations and warranties to “this Agreement” or “the Transaction Documents” includes a reference to (a) this Supplement and (b) the Acquisition Agreement, as supplemented and amended by this Supplement.

7.3 Seller Intellectual Property Covenants. Seller covenants and agrees that:

(a) if at any time after the Closing, Seller or any of its Subsidiaries become aware of a breach by Seller of any of its representations or warranties set forth in Section 7.1(c) in relation to the Intellectual Property used or held for use in the Business, it shall promptly give notice to Purchaser of such breach and Seller shall, or shall cause its Subsidiary to, execute and deliver such instruments and take such other actions as may be necessary to (i) in the case of Business Intellectual Property, sell, transfer, assign, convey and deliver such omitted Business Intellectual Property to a Subsidiary designated by Purchaser, and (ii) in the case of Excluded Intellectual Property other than Foundational Patents, grant a limited, royalty-free, fully paid-up, world-wide, exclusive license to a Subsidiary designated by Purchaser for the period of validity thereof and (iii) in the case of Excluded Intellectual Property that are Foundational Patents, grant a limited, royalty-free, full paid-up, world-wide, non-exclusive license to a Subsidiary designated by Purchaser for the period of validity thereof, in each case, as soon as practicable after the date of such notice but in no event later than ten (10) Business Days from the date thereof; provided that Purchaser’s rights under this Section 7.3(a) shall be in furtherance of, and not in limitation to, any and all additional rights and remedies of Purchaser for any breach of the representations and warranties set forth in Section 7.1(c); and

(b) if at any time after the Closing, Purchaser or any of its Subsidiaries become aware of a breach by Seller of any of its representations or warranties set forth in Section 7.1(c) in relation to the Intellectual Property used or held for use in the Business, Seller shall promptly upon the receipt of notice of such breach from Purchaser, or shall cause its Subsidiary to, execute and deliver such instruments and take such other actions as may be necessary to (i) in the case of Business Intellectual Property, sell, transfer, assign, convey and deliver such omitted Business Intellectual Property to a Subsidiary designated by Purchaser and (ii) in the case of Excluded Intellectual Property other than Foundational Patents, grant a limited, royalty-free, fully paid-up, world-wide, exclusive license to a Subsidiary designated by Purchaser for the period of validity thereof and (iii) in the case of Excluded Intellectual Property that are Foundational Patents, grant a limited, royalty-free, fully paid-up, world-wide, non-exclusive license to a Subsidiary designated by Purchaser for the period of validity thereof, in each case, as soon as practicable after the date of such notice but in no event later than ten (10) Business Days from the date thereof; provided that Purchaser’s rights under this Section 7.3(b) shall be in furtherance of, and not in limitation to, any and all additional rights and remedies of Purchaser for any breach of the representations and warranties set forth in Section 7.1(c).

SECTION 8

SECONDED EMPLOYEES

8.1 Costs and Expenses. Pursuant to Section 5.11(c) of the Acquisition Agreement, Purchaser and Seller agree that all cost and expenses related to the use of Seller’s research and development facilities by, or the research performed by, the Seconded Employees during the secondment period shall be borne by Purchaser and Seller in accordance with this Section 8. Seller shall be responsible for all fixed costs during the secondment period, including any amount internally allocated by Seller to the Seconded Employees from Seller’s overhead. Purchaser shall be responsible for all reasonable out-of-pocket variable costs and expenses related to the research performed by the Seconded Employees, provided Seller furnishes Purchaser with receipts and other reasonable evidence of such variable costs.

8.2 New Intellectual Property. Purchaser and Seller shall have joint ownership of all new Intellectual Property, or improvements and enhancements to existing Intellectual Property owned by Seller or any of its Subsidiaries, made, developed, created, invented or discovered by the Seconded Employees during the secondment period contemplated by

Section 5.11(c) of the Acquisition Agreement, and Seller shall, or shall cause its Subsidiaries to, promptly execute and deliver all necessary instruments and take all necessary actions to register such Intellectual Property with the relevant Government Authorities to reflect such joint ownership. Purchaser and Seller agree that all expenses relating to the registration of any such Intellectual Property or the maintenance of any such registration with the relevant PRC Governmental Authorities shall be borne equally by Purchaser and Seller.

SECTION 9

INDEMNIFICATION

9.1 LCSTSL’s Information System Integration Qualification. In furtherance of, but without limitation to, Section 7.2 of the Acquisition Agreement, in connection with the notice issued by the MII to LCSTSL, dated July 16, 2004, regarding its intent to downgrade LCSTSL’s Information System Integration Qualification from Level I to Level II, Seller shall indemnify Purchaser in the amount of RMB1 million if LCSTSL does not receive a written confirmation from MII that LCSTSL has met all the requirements to maintain its SI Qualification at Level I within three months following the Closing Date. Seller agrees with Purchaser that (i) in the event that the Settlement Date has not yet occurred, the RMB1 million shall be deducted from the Settlement Amount or (ii) in the event that the Settlement Date has occurred, Purchaser shall have the right pursuant to Section 3(g) of the Escrow Agreement to instruct the Escrow Agent to deliver to Purchaser Escrow Shares having an aggregate Market Value of RMB1 million on the Settlement Date.

9.2 Claims of Former Employees of HMCL. In furtherance of, and without limitation to, Section 7.2 of the Acquisition Agreement, Seller shall indemnify and hold harmless any Purchaser Indemnified Party (including, for the avoidance of doubt, HMCL) from and against any and all Losses that may be asserted against or paid, suffered or incurred by any of them that arise out of, result from, are based upon or relate to (i) any action, claim, suit or proceeding brought against any of them by former employees of HMCL with respect to events or matters that occurred prior to the Closing Date, (ii) the correspondence to Purchaser dated July 28, 2004 from Yao Jianrong, Zhong Zhigang and Xu Xiaojian, or (iii) any past, present or future use, infringement, misappropriation or other violation of any of the trademarks or other Intellectual Property of HMCL by any such former employees based on any claim of ownership of, or license to use, such trademarks or other Intellectual Property of HMCL that such former employees may have against HMCL or any shareholders of Han Consulting prior to the Closing Date. Notwithstanding anything to the contrary in the Acquisition Agreement, the limitation on liability contained in Section 7.4 therein shall not apply to any claim for indemnity based on this Section 9.2.

SECTION 10

LEGAL OPINIONS

10.1 Legal Opinions. In addition to the legal opinions contemplated by Section 6.1(g) of the Acquisition Agreement, Seller shall provide Purchaser with the following legal opinions:

(a) a legal opinion of Conyers Dill & Pearman, British Virgin Islands counsel to Seller, dated the Closing Date, with respect to, among other things, the due incorporation of Goldfame and the enforceability of the Restructuring Documents, in form and substance reasonably satisfactory to Purchaser;

(b) a legal opinion of Tian Yuan Law Firm, PRC counsel to Seller, dated the Closing Date, with respect to, among other things, Goldfame’s ownership of 100% of the equity interest in HMCL, and the enforceability of the LCSTSL Beneficial Ownership Agreements, in form and substance reasonably satisfactory to Purchaser; and

(c) a legal opinion of Tian Yuan Law Firm, PRC counsel to Seller, dated the date of the execution of the LWY Beneficial Ownership Agreements, with respect to, among other things, Goldfame’s ownership 40% of the equity interest in WTITL, the due incorporation of LWY, the registered capital of LWY and the enforceability of the LWY Beneficial Ownership Agreements, substantially in the form and substance as set forth in Exhibit B hereto.

SECTION 11

TAX MATTERS

11.1 Tax Indemnity. Subject to Section 5.2 above, Seller shall indemnify and hold harmless Purchaser, its Subsidiaries and its Affiliates (including, from Closing, Han Consulting, Goldfame, BVI Holdco, LCSTSL, LWY, WTITL and HMCL) against (i) any Tax (including, without limitation, any income, withholding, value-added, business or turnover Tax) imposed as a result of any transaction contemplated in Sections 2, 3, 4, 5 and 6 of this Supplement (a “Restructuring Tax”), (ii) any liability for a Restructuring Tax imposed on another person (including, without limitation, liability as a result of being a successor to, or transferee of, another person), (iii) any Tax (including, without limitation, any income, withholding, value-added, business or turnover Tax) that relates to, or is imposed with respect to or as a result of (a) an act, transaction or activity of Goldfame, LCSTSL, BVI Holdco, LWY, WTITL or HMCL which occurs prior to Closing or (b) income, gain, profit or revenue of any such Person which arises prior to Closing, (iv) any Tax arising out of or resulting from a Transferred Company’s ownership of an Excluded Asset after the Closing or being obligated under or subject to an Excluded Liability after the Closing or the transfer of such Excluded Asset or Excluded Liability, as the case may be, to Seller or its Affiliates after the Closing and (v) any costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax or liability described in (i), (ii), (iii) or (iv) (the sum of (i), (ii), (iii), (iv) and (v) being referred to herein as a “Restructuring Tax Cost”). Notwithstanding anything to the contrary in the Acquisition Agreement, the limitation on liability contained in Section 7.4 therein shall not apply to any claim for indemnity based on this Section 11.1.

11.2 Payment. Not later than 30 days after receipt by Seller of written notice from Purchaser stating that any Restructuring Tax Cost has been incurred by any of the Persons specified in Section 11.1 and the amount thereof, Seller shall discharge its obligation under Section 11.1 with respect to such Restructuring Tax Cost by paying to Purchaser (or, if so directed by Purchaser, to a Tax authority) an amount equal to the amount of such Restructuring Tax Cost.

11.3 Procedure. Purchaser agrees to give prompt notice to Seller of any Restructuring Tax Cost or the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder which Purchaser deems to be within the ambit of this Section 11. Seller may, at its own expense, (i) participate in and (ii) upon notice to Purchaser, assume the defense of any such suit, action or proceeding (including any Tax audit); provided that (x) Seller shall thereafter consult with Purchaser upon Purchaser’s reasonable request for such consultation from time to time with respect to such suit, action or proceeding (including any Tax audit) and (y) Seller shall not agree to any settlement or other final disposition with respect to any Tax without the prior written consent of Purchaser (which shall not be unreasonably withheld). If Seller assumes such defense, (i) Purchaser shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller and (ii) Seller shall not assert that the Restructuring Tax Cost, or any portion thereof, with respect to which Purchaser seeks indemnification is not within the ambit of this Section 11. Unless and until Seller elects to assume such defense, Purchaser may pay, compromise or contest the Tax at issue. Seller shall be liable for the fees and expenses of counsel employed by Purchaser for any period during which Seller has not assumed the defense thereof. Whether or not Seller chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. Notwithstanding any other provision of this Section 11, Seller shall not be liable under this Section 11 with respect to any Restructuring Tax Cost resulting from a claim or demand the defense of which Seller was not offered the opportunity to assume as provided under this Section 11.3, to the extent Seller’s liability under this Section 11 is materially adversely affected as a result thereof.

SECTION 12

EARLY TERMINATION OF THE ESCROW ARRANGEMENT

Purchaser and Seller agree to jointly notify the Escrow Agent, pursuant to Section 4(c) of the Escrow Agreement, to amend the Termination Date of the Escrow Agreement from October 19, 2011 to the following dates under the following circumstances:

(1) if Purchaser exercises its right to acquire the outstanding equity interest of LWY under the LWY Equity Transfer Agreement at any time prior to the sixth anniversary of the Closing Date, Purchaser and Seller shall jointly notify the Escrow Agent to amend such Termination Date to the first anniversary of the date on which the LWY Equity Transfer is effectuated; and

(2) if Purchaser is required to purchase the outstanding equity interest of LWY at any time as a result of the occurrence of an LWY Event of Default, Purchaser and Seller shall jointly notify the Escrow Agent to amend such Termination Date to the date on which the LWY Equity Transfer is effectuated.

SECTION 13

GOVERNING LAW

THIS SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

SECTION 14

INCORPORATION OF TERMS

The provisions set out in Section 5.3(a) (Reasonable Efforts), Section 9.4 (Waiver), Section 9.9 (Invalid Provisions), Section 9.11 (Arbitration) and Section 9.14 (Interpretation) shall be incorporated into this Supplement as if set out in full herein and as if references in those Sections to “this Agreement” are references to this Supplement.

SECTION 15

EFFECT ON THE ACQUISITION AGREEMENT

Except as modified, supplemented or superseded hereby, the Acquisition Agreement shall remain in full force and effect and binding between the parties. The provisions of Article VII of the Acquisition Agreement regarding indemnification shall apply to the provisions hereof as if the provisions hereof were set forth in the Acquisition Agreement.

SECTION 16

EFFECTIVE DATE; CLOSING

Each of Seller and Purchaser agree that the acquisition of the Assets as contemplated in the Acquisition Agreement and this Supplement shall become effective as of the date (such date, the “Effective Date”) when Purchaser acquired control of the Assets from Seller, which Seller and Purchaser acknowledge to have occurred on October 1, 2004, pursuant to a letter agreement between Seller and Purchaser, regardless of whether the Closing occurs on the Effective Date or any other date.

SECTION 17

EXECUTION IN COUNTERPARTS

This Supplement may be executed in any number of counterparts, all of which will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LENOVO GROUP LIMITED

By:	/s/ Ma Xue Zheng
Name:	Ma Xue Zheng
Title:	Chief Financial Officer

ASIAINFO HOLDINGS, INC.

By:	/s/ Xingsheng Zhang
Name:	Xingsheng Zhang
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO SUPPLEMENT AND AMENDMENT NO. 1 TO

ACQUISITION AGREEMENT]

EXHIBIT A

FORM OF FORWARD CONTRACT

This FORWARD CONTRACT (this “Forward Contract”), dated as of October [•], 2004, is made and entered into by and between Bonson Information Technology Limited, a company organized and existing under the laws of the British Virgin Islands (“Bonson”), and Lenovo IT Alliance Limited, a company organized and existing under the laws of the British Virgin Islands (“LIAL”).

This Forward Contract is the forward contract referred to in, and is subject to all of the terms and conditions of, the Acquisition Agreement dated July 27, 2004 (the “Acquisition Agreement”) by and between AsiaInfo Holdings, Inc., a corporation organized and existing under the law of the State of Delaware of the United States (“Purchaser”), and Lenovo Group Limited, a company organized and existing under the law of the Hong Kong Special Administrative Region of the People’s Republic of China (“Seller”), as supplemented and amended by Supplement and Amendment No. 1 to Acquisition Agreement (the “Supplement”) dated October 1, 2004 by and between Purchaser and Seller. The Acquisition Agreement, as supplemented and amended by the Supplement, is referred to herein as the “Amended Acquisition Agreement”. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Amended Acquisition Agreement. In the event of any conflict between the provisions hereof and the provisions of the Amended Acquisition Agreement, the relevant provisions of the Amended Acquisition Agreement shall prevail.

Bonson and LIAL have agreed to enter into this Forward Contract to provide for the forward payment of part of the Purchase Price for the Assets in the amount of RMB260,000,000 (the “Settlement Amount”), as contemplated in Section 2.5(a) of the Amended Acquisition Agreement. Bonson and LIAL agree that the Settlement Amount shall be satisfied through the transfer by Bonson to LIAL, at any time during the 12-month period following the Closing Date, as determined by Bonson at its sole and absolute discretion (the “Settlement Date”), of an aggregate number of duly authorized, validly issued, fully paid and nonassessable shares of the common stock, par value $0.01 per share, of Purchaser (the “Forward Contract Shares”) having a Market Value equivalent to the Settlement Amount as calculated in accordance with Section 2.11 of the Amended Acquisition Agreement, subject to any adjustment as provided in Sections 2.10(f), 2.11(c) or elsewhere in the Amended Acquisition Agreement, and further subject to the AsiaInfo Share Cap as provided in Section 2.11 of the Amended Acquisition Agreement. In the event that the Settlement Amount is greater than the Market Value of the maximum number of Forward Contract Shares available under the AsiaInfo Share Cap, the difference shall be paid by Purchaser or Bonson (at Purchaser’s option) to Seller, in cash or in AsiaInfo Shares having an aggregate Market Value on the Settlement Date equal to such difference, or in any combination of cash and AsiaInfo Shares, at the sole and absolute discretion of Purchaser. LIAL acknowledges and agrees that the Forward Contract Shares that are Escrow Shares shall be delivered to the Escrow Agent pursuant to the terms of the Escrow Agreement and that the release of such shares to LIAL shall be subject to the terms thereof.

On the Settlement Date, Bonson shall transfer AsiaInfo Shares that it holds free and clear of Encumbrances (other than Permitted Encumbrances or Encumbrances arising by virtue of applicable securities laws) to LIAL or the Escrow Agent, as the case may be, in order to fulfil its obligation to deliver the Forward Contract Shares under this Forward Contract. As soon as possible after the Settlement Date (but in any event within five Business Days), Bonson shall deliver (i) to LIAL a certificate or certificates representing the number of Forward Contract Shares that are not Escrow Shares and (ii) to the Escrow Agent a certificate or certificates representing the number of Forward Contract Shares that are Escrow Shares, in each case, duly endorsed for transfer in blank or in the name of LIAL. The transfer of the Forward Contract Shares shall be deemed to have been effected as of the close of business on the Settlement Date. Bonson shall give written notice of such delivery to LIAL no later than 2:00 p.m. on the Settlement Date. Such notice shall include the number of AsiaInfo Shares to be transferred and shall be delivered in accordance with the notice provisions in Section 9.1 of the Amended Acquisition Agreement. This Forward Contract shall not entitle LIAL to any rights as a shareholder of Purchaser or to any other rights except the rights stated herein. At such time as such delivery has been effected, the rights of LIAL under this Forward Contract shall cease, and LIAL shall be deemed to have become the holder of record of the Forward Contract Shares.

The delivery of certificates for the Forward Contract Shares shall be made without charge to LIAL for transfer tax (if any) in respect thereof or other cost incurred by Bonson in connection with the delivery of the Forward Contract Shares under this Forward Contract. On or prior to the Settlement Date, Bonson shall take all such actions as are necessary in order to ensure that the Forward Contract Shares deliverable under this Forward Contract shall be validly issued by Purchaser, fully paid and nonassessable, and held by Bonson, free and clear of all Encumbrances (other than Permitted Encumbrances or Encumbrances arising by virtue of applicable securities laws), and shall rank pari passu with all other AsiaInfo Shares.

Bonson hereby represents and warrants to Seller that, assuming the accuracy of the representations and warranties of the Seller in Section 3.30 of the Amended Acquisition Agreement, the transfer of the AsiaInfo Shares to LIAL on the Settlement Date will not require registration under the Securities Act.

LIAL acknowledges and agrees that, except as contemplated in Section 2.11(b) of the Amended Acquisition Agreement, in no event shall it be entitled to receive cash or other assets, other than the Forward Contract Shares, in respect of Bonson’s obligation to deliver the Settlement Amount and that such obligation shall be fully satisfied by prompt delivery (and in any event within five Business Days following the Settlement Date) of (i) the certificate or certificates representing the number of Forward Contract Shares that are not Escrow Shares to LIAL and (ii) the certificate or certificates representing the number of Forward Contract Shares that are Escrow Shares to the Escrow Agent. LIAL acknowledges that the foregoing agreement is an essential element of this Forward Contract, absent which Purchaser would not have entered into the transactions contemplated in the Amended Acquisition Agreement and hereby.

Each of the parties agrees that (i) for all United States federal, state and local tax purposes, this Forward Contract in its entirety shall be treated as a forward contract for the delivery of the Forward Contract Shares and will be not be treated in whole or any portion thereof, as constituting indebtedness or giving rise to any amount of interest or other ordinary expense to LIAL and (ii) this Forward Contract is not intended to be governed by the provisions of the United States Commodity Exchange Act of 1936, as amended, or by the rules or regulations of the United States Commodity Futures Trading Commission.

Bonson agrees that if it defaults in the performance of its obligation hereunder, LIAL shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

This Forward Contract constitutes a “securities contract” within the meaning of Section 741(7) of Title 11 of the United States Code as amended (the “Bankruptcy Code”), and as such each party shall be entitled to the rights and benefits afforded to such securities contract under the Bankruptcy Code.

This Forward Contract shall not be assigned or transferred by either party, in whole or in part, without the prior written consent of the other party; provided, however, that such consent shall not be unreasonably withheld in the event of a proposed assignment by either party to an Affiliate of such party that agrees in writing to be bound by all relevant provisions of this Forward Contract and the other Transaction Documents.

THIS FORWARD CONTRACT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK OF THE UNITED STATES.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Forward Contract as of the date and year first above written.

BONSON INFORMATION TECHNOLOGY LIMITED

By:
Name:
Title:

LENOVO IT ALLIANCE LIMITED

By:
Name:
Title:

[SIGNATURE PAGE TO FORWARD CONTRACT]

EXHIBIT B

FORM OF LEGAL OPINION OF TIAN YUAN LAW FIRM

To: AsiaInfo Holdings, Inc.

[•], 2004

Dear Sirs,

1. We are qualified PRC lawyers and have acted on behalf of Lenovo Group Limited (“Seller”) in connection with the Acquisition Agreement dated as of July 27, 2004 by and between Seller and AsiaInfo Holdings, Inc. (“Purchaser”), and as supplemented and amended as of October 1, 2004 (the “Acquisition Agreement”).

2. Terms defined in the Acquisition Agreement shall, unless otherwise defined in this letter, bear the same respective meanings when used herein.

3. In giving this opinion, we have examined, together with such corporate and other documents and records as we have considered necessary or desirable to examine in order that we may give the opinions set forth in this letter, executed copies of the following documents and agreements related to the transactions contemplated thereby (collectively, the “Documents”):

[FULL LIST OF OTHER TRANSACTION DOCUMENTS - TO BE INSERTED]

4. In giving this opinion, we have made the following assumptions:

(i) That all signatures, seals and chops on the documents submitted to us are genuine;

(ii) That all documents submitted to us as originals are authentic and that all documents submitted to us as copy documents are complete and conform to their originals;

(iii) That each of the Documents has been duly authorized by, has been duly executed and delivered by, and constitutes legal, valid, binding and enforceable obligations of, all of the parties thereto (other than Seller or an Affiliate of Seller); and

(iv) That all factual statements made in such documents are correct.

This legal opinion is confined to and given on the basis of the published laws of the People’s Republic of China as at the date hereof. We have not investigated, and we do not express or imply any view or opinion on, or in respect of, the laws of any other jurisdiction, and we have assumed that no such laws and/or regulations would affect the opinions expressed below.

5. Based on the above assumptions and subject to the qualifications herein, we are of the opinion that:

(i) Each of LHL, WTITL and (“LWY”) (each a “PRC Entity” or together the “PRC Entities”) is duly organized as a company with limited liability, validly existing and in good standing under the laws of the People’s Republic of China, and has the power and authority (corporate or other) (1) to carry on its business as it is currently conducted and to own, lease and operate the properties and assets used in connection therewith and (2) to the extent it is a party thereto, to execute, deliver and perform the Documents, and the transactions contemplated thereby.

(ii) Each of the PRC Entities has obtained all necessary licenses, authorizations and approvals to conduct its business as currently conducted, such licenses, authorization and approvals being in full force and effect, and no violations exist in respect of any such license, authorization or approval, except where such violation would not have a material adverse effect on the ability of any of the PRC Entities to perform its obligations under the Documents.

(iii) The Documents have been duly authorized, executed and delivered by, and constitute the legal, valid, binding and enforceable obligations of, each of the PRC Entities (to the extent such PRC entity is a party thereto).

(iv) After due inquiry and to the best of our knowledge, none of the PRC Entities is in violation of any PRC law, regulation or decree that has or would have a material adverse effect on any of the PRC Entities.

(v) After due inquiry and to the best of our knowledge, none of the PRC Entities is currently subject to any claims, suits or demands or actions threatened or initiated by or before any PRC governmental or public body, authority or regulatory agency, which may have a material adverse effect on the ability of any of the PRC Entities to perform its obligations under the Documents to the extent it is a party thereto.

(vi) The execution, delivery and the performance by each of the PRC Entities of its obligations under the Documents and the consummation of the transactions contemplated thereby did not and will not (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of association or other organizational documents of any of the PRC Entities, (b) conflict with or result in a violation or breach of any term or provisions of any law or order known to us or (c) require any of the PRC Entities to obtain any consent, approval or action of, make any filing with or give any notice to any Governmental Authority.

(vii) None of the PRC Entities nor any of their assets or properties enjoys, under the laws of the PRC, any right of immunity from service of process, jurisdiction, suit, judgment, immunity from any legal or other proceedings or from enforcement, execution or attachment in respect of its obligations in the transactions contemplated under the LWY Transaction Documents.

(viii) The registered capital of LWY is RMB[    ], all of which has been fully contributed and verified, and LHL, [    ] and [    ] are the record holders of 51%, [    ] and [    ], respectively, of the outstanding equity interest in LWY, in each case free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, except the pledge created under the LWY Share Pledge Agreement and the option granted under the Equity Transfer Arrangement Agreement.

(ix) The beneficial ownership structure of LWY, its business and its contractual arrangement with LAI, as set forth in the LWY Documents, are in compliance with all existing PRC laws and regulations and do not require any consent, approval or action of, filing with, or notice to, any Governmental Authority except as expressly set out therein.

(x) The registered capital of WTITL is RMB10,000,000, all of which has been fully contributed and verified, and (as of the date hereof) HICCL, Dongfeng Automobile Co., Ltd. and Dongfeng Automobile Limited are the record holders of 40%, 35% and 25%, respectively, of the outstanding equity interest in WTITL. HICCL holds its 40% equity interest in WTITL free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity. With respect to the transactions contemplated by the WTITL Equity Transfer Agreement (the “WTITL Transactions”), we have (1) prepared all the related corporate and other documents, (2) arranged for such documents to be duly executed by the parties thereto and (3) submitted the WTITL Equity Transfer Agreement and all such documents to [insert name of relevant MOFCOM/COFCOM] for its approval of the WTITL Transactions. To the best of our knowledge, we are not aware of any substantial legal obstacle in obtaining such approval from [insert name of relevant MOFCOM/COFCOM]. The receipt of approval from [insert name of relevant MOFCOM/COFCOM] for the transactions contemplated by the WTITL Equity Transfer Agreement will transfer to Goldfame good and valid title to all of the outstanding equity interest in WTITL, free and clear of any adverse claim.

(xi) The courts of the PRC would recognize as a valid judgment, a final and conclusive arbitral award obtained in accordance with Section 9.11 of the Acquisition Agreement against any of the PRC Entities under which a sum of money is payable and would recognize and enforce such award without re-examination or re-litigation of any matter which shall be the subject of such award.

This opinion letter may be relied upon only by you as at the date hereof but not by any other person or for any purpose other than in connection with the transactions contemplated by the Documents without, in each instance, our prior written consent.

Yours faithfully,

Tian Yuan Law Firm

EXHIBIT E

SCHEDULE OF THE SECURITY BUSINESS PERMITS

Category (i)

Sales License of Specialized Products for Computer Information System Security

	Title of Certificate	Name of Product	Issuing Authority	Type
1				Product-by- product basis

2				Product-by- product basis

3				Product-by- product basis

4				Product-by- product basis

5				Product-by- product basis

6				Product-by- product basis

Category (ii) Product Model Certificate of China Information Security Products Assessment and Certification Centre

	Title of Certificate	Name of Product	Issuing Authority	Type
7				Product-by- product basis

8				Product-by- product basis

9				Product-by- product basis

10				Product-by- product basis

11				Product-by- product basis

E-1

Category (iii)

Secret-related Information System Product Test and Examination Certificate or New Product Assessment Certificate

	Title of Certificate	Name of Product	Issuing Authority	Type
12				Product-by- product basis

13				Product-by-product basis

14				Product-by-product basis

15				Product-by-product basis

16				Product-by-product basis

Category (iv) Military Information Security Product Certification Certificate

	Title of Certificate	Name of Product	Issuing Authority	Type
17				Product-by-product basis

18				Product-by-product basis

19				Product-by-product basis

20				Product-by-product basis

21				Product-by-product basis

Category (v) Software Enterprise Certificate and Software Product Copyright Certificate

	Title of Certificate	Name of Product	Issuing Authority	Type
22				Product-by-product basis

23				Product-by-product basis

24				Product-by-product basis

25				Product-by-product basis

E-2

Category (vi)

Certificate of Designated Unit for Production of Commercial Crypto-Goods Sales License for Commercial Crypto-Goods and a product certification substantially similar to the SJW44 Network Cryptographic Facility Identification Certificate

	Title of Certificate	Name of Product	Issuing Authority	Type
26				Corporate basis

27				Corporate basis

28				Product-by- product basis

Category (vii) Computer Information System Integration Concerning State Secrets Qualification Certificate

	Title of Certificate	Name of Product	Issuing Authority	Type
29				Corporate basis

30				Corporate basis

E-3